Exhibit 21
Subsidiaries of SSR Mining Inc.
As of January 31, 2025

Entity Name	Jurisdiction of Formation	Ownership
0694758 B.C. Ltd.	British Columbia, Canada	100.00%
Alacer Gold Corp.	Yukon, Canada	100.00%
Alacer Gold Corp. S.a.r.l.	Luxembourg	100.00%
Alacer Gold Holdings Corp. S.a.r.l.	Luxembourg	100.00%
Alacer Gold Madencilik A.Ş.	Turkey	100.00%
Alkara Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	100.00%
Anagold Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	80.00%
Artmin Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	10.00%
Bakirtepe Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	70.00%
Candelaria Mining Company	Delaware, U.S.	100.00%
Fossores Ltd.	Cayman Islands	100.00%
Intertrade Metals Corp.	British Columbia, Canada	100.00%
Intertrade Metals Limited Partnership	British Columbia, Canada	100.00%
Kartaltepe Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	80.00%
Kiziltepe Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	100.00%
Marigold Mining Company	Delaware, U.S.	100.00%
Maverick Silver Inc.	Nevada, U.S.	100.00%
Mina Pirquitas Sociedad Anonima	Argentina	100.00%
Puna Operations Inc.	British Columbia, Canada	100.00%
SGO Mining Inc.	British Columbia, Canada	100.00%
Silver Standard Mexico, S.A. de C.V.	Mexico	100.00%
Silver Standard Ventures Inc.	British Columbia, Canada	100.00%
Sociedad Minera Berenguela S.A.	Peru	100.00%
SS Canada Finance Inc.	British Columbia, Canada	100.00%
SSR Canada Holdings Ltd.	British Columbia, Canada	100.00%
SSR Management Inc.	Colorado, U.S.	100.00%
SSR Marigold Inc.	Delaware, U.S.	100.00%
SSR US Holdings Inc.	Delaware, U.S.	100.00%
Tunçpınar Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	30.00%
Valle del Cura S.A. de C.V.	Argentina	100.00%